Dear Bob,

     It is with very deep regrets that I must tender my resignation from all boards and committees on which I serve at Adams, effective immediately. It has been a privilege to serve for so many years, thru the good and not so good times. I have been impressed by your leadership and knowledge of banking and believe Adams is in good hands.

     It is becoming increasingly more difficult for me to juggle my schedule to accommodate all of the time required to properly exercise my duties as a director. I work part time and will be traveling quite a bit for my organization in addition to my job duties locally, I am also caring for a 95 year old uncle with several significant health issues and recently, my 87 and 90 year old parents are evidencing a greater need for my attention.

     While I responded on one day's notice to attend the 2 upcoming board meetings, I am really challenged to do so. Additionally, I am very concerned about all that is on my plate and having to decide in short order on very serious matters affecting Adams, its stockholders, and employees.

     I have always prided myself on going the distance and finishing the task, but I also recognize limitations and the need for time to serve all entities properly and well.

     I must choose to serve my uncle and my parents now as I continue to take on more and more of their needs and the things they once handled so well.

     I wish all of you well and feel confident that you and the board will steer Adams to a successful resolution of its current challenges.

Sincerely,

/s/ Patricia G. Shannon
Patricia G. Shannon